Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION OF
SURROZEN, INC.

Surrozen, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

FIRST: The name of this Company is Surrozen, Inc.

SECOND: The original name of the Company was “Surrozen, Inc.”, and the date of filing the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware is August 10, 2021.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article IV, Section A of the Certificate of Incorporation, to read in its entirety:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this Company is authorized to issue is 510,000,000 shares. 500,000,000 shares shall be Common Stock, each having a par value of $0.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

Effective at 5:00 p.m. Eastern time, on the date of the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each fifteen shares of this Company’s Common Stock, par value $0.0001 per share, issued and outstanding shall be combined into one (1) share of Common Stock, par value $0.0001 per share, of this company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of this Company’s Common Stock as reported on the Nasdaq Capital Market on the date this Certificate of Amendment to the Certificate of Incorporation of this Company is filed with the Secretary of State of the State of Delaware.”

FOURTH: This Certificate of Amendment to the Certificate of Incorporation was submitted to the stockholders of the Company and was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 13th day of December, 2023.

SURROZEN, INC.
By:	/s/ Craig Parker
Craig Parker President and Chief Executive Officer